Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 6, 2023

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky (the two banks being collectively referred to as the “Banks”), announced net income of $933,000 or $0.11 basic and diluted earnings per share for the year ended June 30, 2023, compared to net income of $1.6 million or $0.19 per common share for the twelve months ended June 30, 2022. Net earnings for the quarter ended June 30, 2023 totaled $42,000 or $0.00 basic and diluted earnings per share compared to net earnings of $206,000 or $0.02 per common share for the quarter ended June 30, 2022.

Net income decreased $657,000 or 41.3% compared to the fiscal year ended June 30, 2022 primarily due to decreased net interest income, decreased non-interest income, increased provision for loan losses, and increased non-interest expenses, which were somewhat offset by decreased income taxes. Net interest income decreased $304,000 or 3.3% and totaled $8.9 million for the year just ended, as interest income increased $1.8 million or 16.9% to $12.8 million and interest expense increased $2.1 million or 122.5% to $3.9 million. In the general economy the fiscal year was marked by historical interest rate increases as the Federal Open Market Committee continued its fight against inflation. As with most financial institutions, our funding sources repriced more quickly during the unprecedented interest rate increases than our assets. Consequently, the increase in our interest expense was attributed primarily to higher average rates paid on both deposits and FHLB advances, while the increase in our interest income was a combination of both higher average balances and higher rates earned on those assets. Non-interest income decreased $213,000 or 41.4% and totaled $302,000, primarily due to decreased gains on loan sales. The Company sells its long-term fixed rate loans to the Federal Home Loan Bank of Cincinnati as part of its asset/liability management strategy and the sale of such loans decreased along with the rise in general interest rates during the fiscal year. The Company recorded a provision for loan loss of $113,000 for the year just ended compared to a credit of $60,000 for the prior fiscal year. For the year ended June 30, 2023, non-interest expense increased $150,000 or 2.0% and totaled $7.8 million. Income tax expense decreased $183,000 or 38.4% year over year due to lower income before taxes.

For the three months ended June 30, 2023, net income decreased $164,000 or 79.6%, primarily as net interest income decreased $253,000 or 11.6% and totaled $1.9 million for the quarterly period compared to $2.2 million for the prior year quarter. Interest income increased $934,000 or 36.0% to $3.5 million, while interest expense increased $1.2 million or 286.7% and totaled $1.6 million. Non-interest income decreased $27,000 or 29.0% to $66,000 for the quarter just ended compared to the same quarter in 2022. There was no provision for loan losses on loans during the recently-ended quarter compared to a $46,000 provision for loan losses on loans in the prior year period.

At June 30, 2023, assets totaled $349.0 million, an increase of $20.9 million or 6.4% compared to June 30, 2022. This increase was attributed primarily to an increase of $39.2 million or 14.3% in loans, net, which totaled $313.8 million at June 30, 2023. Somewhat offsetting the increase in loans was a decrease of $17.7 million or 68.4% in cash and cash equivalents. Total liabilities increased $22.3 million or 8.1% to $298.3 million at June 30, 2023, primarily as a result of increased FHLB advances, which increased $36.0 million or 105.7% and totaled $70.1 million at June 30, 2023, and were somewhat offset by decreased deposits, which decreased $13.5 million or 5.6% and totaled $226.3 million at year end.

At June 30, 2023, the Community Bank Leverage Ratio (“CBLR”) of the Company was 15.0%, while the ratio for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky were 20.4% and 11.7%, respectively. With respect to the Banks, an interim final rule under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act established the current minimum ratio of 9%.

At June 30, 2023, the Company reported its book value per share as $6.27. The change in shareholders’ equity was primarily associated with net income for the period, less dividends paid on common stock and cost of shares repurchased for treasury purposes.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2023, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2023	June 30, 2022
ASSETS
Cash and cash equivalents	$8,167	$25,823
Investment Securities	12,354	10,816
Loans available-for sale	-	152
Loans, net	313,807	274,583
Real estate acquired through foreclosure	70	10
Goodwill	947	947
Other Assets	13,677	15,749
Total Assets	$349,022	$328,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$226,309	$239,857
FHLB Advances	70,087	34,066
Other Liabilities	1,915	2,132
Total liabilities	298,311	276,027
Shareholders’ Equity	50,711	52,025
Total liabilities and shareholders’ equity	$349,022	$328,080
Book value per share	$6.27	$6.38
Tangible book value per share	$6.15	$6.26
Outstanding shares	8,086,715	8,154,695

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Twelve months ended June 30,		Three months ended June 30,
	2023	2022	2023	2022
Interest Income	$12,758	$10,914	$3,532	$2,598
Interest Expense	3,902	1,754	1,601	414
Net Interest Income	8,856	9,160	1,931	2,184
Provision (credit) for Losses on Loans	113	(60)	-	46
Non-interest Income	302	515	66	93
Other Non-interest Expense	7,818	7,668	1,944	1,922
Income Before Income Taxes	1,227	2,067	53	309
Income Taxes	294	477	11	103
Net Income	$933	$1,590	$42	$206
Earnings per share:
Basic and Diluted	$0.11	$0.19	$0.00	$0.02
Weighted average outstanding shares:
Basic and Diluted	8,133,927	8,213,407	8,101,287	8,202,780

3